Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-157386 & 333-157386-01
PROSPECTUS SUPPLEMENT
(To prospectus dated February 18, 2009)

Citigroup Funding Inc.

Medium-Term Senior Notes, Series D
Medium-Term Subordinated Notes, Series E

Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

General Terms of Sale

The following terms will generally apply to the medium-term senior and subordinated notes that we will sell from time to time using this prospectus supplement, the accompanying prospectus and any applicable pricing supplement. Citigroup Funding will include information on the specific terms for each note in a pricing supplement to this prospectus supplement that Citigroup Funding will deliver to prospective buyers of any note.

•	The notes will have maturities of nine months or more from the date of issue, unless otherwise specified in the pricing supplement.

•	The notes may be issued as indexed notes. Payment of interest or principal on indexed notes may be linked to the price of one or more securities, currencies, commodities or other goods.

•	The terms of specific notes may permit or require redemption or repurchase at our option or the option of the holder.

•	The notes may be subject to redemption or repayment at our option or the option of the holder.

•	Index and currency risks may be associated with the notes.

•	The notes will be denominated in U.S. dollars unless otherwise specified by us and described in a pricing supplement.

•	The notes may bear interest at a fixed or floating interest rate. Zero coupon notes issued at a discount may not bear interest.

•	Senior notes are part of our senior indebtedness; and subordinated notes are part of our subordinated indebtedness.

•	You should review “Description of the Notes” and the pricing supplement for specific terms that apply to your notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or any accompanying prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

These notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

February 18, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus.

Prospectus Supplement

RISK FACTORS

Changes in Exchange Rates and Exchange Controls Could Result in a Substantial Loss to You.

An investment in foreign currency notes, which are notes denominated in a specified currency other than U.S. dollars, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in an indexed note, on which all or a part of any payment due is based on one or more currencies other than U.S. dollars, has significant risks that are not associated with a similar investment in non-indexed notes. Such risks include, but are not limited to:

•	the possibility of significant market changes in exchange rates between U.S. dollars and the relevant currencies;

•	the possibility of significant changes in exchange rates between U.S. dollars and the relevant currencies resulting from official redenomination or revaluation of such specified currency; and

•	the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.

Such risks generally depend on factors over which Citigroup Funding has no control and which cannot be readily foreseen, such as:

•	economic events;

•	political events; and

•	the supply of, and demand for, the relevant currencies.

In recent years, exchange rates between the U.S. dollar and some foreign currencies in which Citigroup Funding’s notes may be denominated, and between these foreign currencies and other foreign currencies, have been volatile. This volatility may be expected in the future. Fluctuations that have occurred in any particular exchange rate in the past are not necessarily indicative, however, of fluctuations that may occur in the exchange rate during the term of any foreign currency note. Depreciation of the specified currency of a foreign currency note against U.S. dollars would result in a decrease in the effective yield of such foreign currency note below its interest rate and could result in a substantial loss to the investor on a U.S. dollar basis.

Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency other than U.S. dollars at the time of payment of principal of, or premium (if any) or interest on, a foreign currency note. There can be no assurance that exchange controls will not restrict or prohibit payments of principal, premium (if any) or interest or other amounts payable (if any) denominated in any such specified currency. Similarly, in the case of indexed notes and depending on the specific terms of the notes, fluctuations of the relevant underlying currencies could result in no return or in a substantial loss to the investor.

Even if there are no actual exchange controls, it is possible that such specified currency would not be available to Citigroup Funding when payments on a note are due because of circumstances beyond the control of Citigroup Funding. In this event, Citigroup Funding will make required payments in U.S. dollars on the basis described in this prospectus supplement. You should consult your own financial and legal advisors as to the risks of an investment in notes denominated in a currency other than U.S. dollars. See “— The Unavailability of Currencies Could Result in a Substantial Loss to You” and “Description of the Notes — Payment of Principal and Interest” below.

The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are United States residents, except where otherwise expressly noted. Citigroup Funding and Citigroup disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States regarding any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest on, notes. Such persons should consult their advisors with regard to these matters. Any applicable supplement relating to notes having a specified currency other than U.S. dollars will contain a description of any material exchange controls affecting such currency and any other required information concerning such currency.

The Unavailability of Currencies Could Result in a Substantial Loss to You.

Except as set forth below, if payment on a note is required to be made in a specified currency other than U.S. dollars and such currency is:

•	unavailable due to the imposition of exchange controls or other circumstances beyond Citigroup Funding’s control;

•	no longer used by the government of the country issuing such currency; or

•	no longer used for the settlement of transactions by public institutions of the international banking community,

then all payments on such note will be made in U.S. dollars until such currency is again available or so used. The amounts so payable on any date in such currency shall be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment on such note made under such circumstances in U.S. dollars will not constitute a default or an event of default under the indenture under which such note was issued.

If the specified currency of a note is officially redenominated, other than as a result of European Monetary Union, such as by an official redenomination of any such specified currency that is a composite currency, then the payment obligations of Citigroup Funding on such note will be the amount of redenominated currency that represents the amount of Citigroup Funding’s obligations immediately before the redenomination. The notes will not provide for any adjustment to any amount payable under such notes as a result of:

•	any change in the value of the specified currency of such notes relative to any other currency due solely to fluctuations in exchange rates; or

•	any redenomination of any component currency of any composite currency, unless such composite currency is itself officially redenominated.

Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on notes made in a currency other than U.S. dollars will be made from an account at a bank located outside the United States, unless otherwise specified in the applicable pricing supplement.

Judgments in a Foreign Currency Could Result in a Substantial Loss to You.

The notes will be governed by, and construed in accordance with, the laws of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the New York Judiciary Law provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the exchange rate prevailing on the date of the entry of the judgment or decree.

Changes in the Value of Underlying Assets of Indexed Notes Could Result in a Substantial Loss to You.

An investment in indexed notes may have significant risks that are not associated with a similar investment in a debt instrument that:

•	has a fixed principal amount; and

•	bears interest at either a fixed rate or a floating rate based on nationally published interest rate references.

The risks of a particular indexed note will depend on the specific terms of such indexed note. Such risks may include, but are not limited to, the possibility of significant changes in the prices, values, or levels of:

•	the underlying assets;

•	any financial, economic, or other measure or instrument making up the relevant underlying assets; and

•	any financial, economic, or other measure or instrument related to the underlying assets.

Underlying assets could include:

•	one or more specified securities or securities indices;

•	one or more specified foreign currencies or currency indices;

•	one or more specified commodities or commodity indices;

•	intangibles;

•	articles or goods;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance;

•	a combination thereof; or

•	changes in such measures or differences between two or more such measures.

The risks associated with a particular indexed note generally depend on factors over which Citigroup Funding has no control and which cannot readily be foreseen. These risks include:

•	economic events;

•	political events; and

•	the supply of, and demand for, the underlying assets.

In recent years, currency exchange rates and prices for various underlying assets have been highly volatile. Such volatility may be expected in the future. Fluctuations in any such rates or prices that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any indexed note.

In considering whether to purchase indexed notes, you should be aware that the calculation of amounts payable on indexed notes may involve reference to:

•	an index determined by an affiliate of Citigroup Funding; or

•	prices that are published solely by third parties or entities that are not regulated by the laws of the United States or any State thereof.

Depending on the terms of an indexed note, the risk of loss of principal or no return as a result of linking principal or interest payments on indexed notes to the underlying assets can be substantial. You should consult your own financial and legal advisors as to the risks of an investment in indexed notes.

The Return on Indexed Notes May Be Below the Return on Similar Standard Debt Securities

Depending on the terms of an indexed note, as specified in the applicable pricing supplement, you may not receive any interest payments or receive only very low interest payments on such indexed note. Similarly, depending on the terms of an indexed note, you may receive at maturity a principal payment that is equal to, less than, or only marginally greater than your initial investment in the notes. As a result, the overall return on such indexed note may be less than the amount you would have earned by investing in a standard debt security that bears interest at a prevailing market fixed or floating rate.

An Indexed Note May Be Linked to Volatile Underlying Assets, Which May Adversely Affect Your Investment

Some underlying assets are highly volatile, which means that their value may increase or decrease significantly over a short period of time. It is impossible to predict the future performance of underlying assets based on historical performance. The amount of principal or interest that can be expected to become payable on an indexed note may vary substantially from time to time. Because the amounts payable with respect to an indexed note are generally calculated based on the price, value or level of the relevant underlying assets on a specified date or over a limited period of time, volatility in the underlying assets increases the risk that the return on the indexed note may be adversely affected by a fluctuation in the level of the relevant underlying assets.

The volatility of underlying assets may be affected by financial, political, military or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of an indexed note.

If You Purchase an Indexed Note, You Will Have No Rights with Respect to any Underlying Assets to which Such Indexed Note is Linked

Investing in an indexed note will not make you a holder of any of the underlying assets or any of their components. As a result, you will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of the underlying assets or any of their components.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under any particular indexed note through us or one or more of our affiliates. This hedging activity will likely involve trading in the underlying assets or in other instruments, such as options or swaps, based upon the underlying assets. This hedging activity may present a conflict between your interest in the indexed notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of the underlying assets and therefore the market value of the indexed notes. It could also be adverse to your interest if it affects the price at which the agents may be willing to purchase your indexed notes in the secondary market. Since hedging the obligation under the indexed notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the value of the indexed notes declines.

IMPORTANT CURRENCY INFORMATION

Purchasers are required to pay for each note in a currency specified by Citigroup Funding for such note. If requested by a prospective purchaser of a note having a specified currency other than U.S. dollars, an agent may at its discretion arrange for the exchange of U.S. dollars into the specified currency to enable the purchaser to pay for such note. Each such exchange will be made by such agent. The terms, conditions, limitations and charges that such agent may from time to time establish in accordance with its regular foreign exchange practice shall control the exchange. The purchaser must pay all costs of exchange.

References in this prospectus supplement to “U.S. dollars,” “U.S.$,” “dollar” or “$” are to the lawful currency of the United States.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Medium-Term Senior Notes, Series D and Medium-Term Subordinated Notes, Series E supplements the description of the general terms and provisions of the debt securities set forth in the prospectus. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the debt securities described in the prospectus, you should rely on the information in this prospectus supplement.

The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the pricing supplement, including any changes in the method of calculating interest on any note, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

General

Introduction.  The senior notes are a series of senior debt securities issued under Citigroup Funding’s senior debt indenture among Citigroup Funding, Citigroup, as guarantor, and The Bank of New York Mellon, formerly known as The Bank of New York, as successor trustee, the payments on which are fully and unconditionally guaranteed by Citigroup. The subordinated notes are a series of subordinated debt securities issued under Citigroup Funding’s subordinated debt indenture among Citigroup Funding, Citigroup, as guarantor, and Deutsche Bank Trust Company Americas, as trustee, the payments on which are fully and unconditionally guaranteed by Citigroup. Citigroup Funding reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice.

The U.S. dollar equivalent of the public offering price or purchase price of a note having a specified currency other than U.S. dollars will be determined on the basis of the market exchange rate. Unless otherwise specified in connection with a particular offering of notes, this market exchange rate will be the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for such specified currency on the applicable issue date. Such determination will be made by Citigroup Funding or its agent, as the exchange rate agent for the applicable offering of notes.

Ranking.  The senior notes will constitute part of the senior indebtedness of Citigroup Funding and will rank on an equal basis with all other unsecured debt of Citigroup Funding other than subordinated debt. The guarantee of payments due on the senior notes will constitute part of the senior indebtedness of Citigroup and will rank on an equal basis with all other unsecured debt of Citigroup other than subordinated debt. The subordinated notes will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all senior indebtedness of Citigroup Funding. See “Description of Debt Securities — Subordinated Debt” in the prospectus. The guarantee of payments due on the subordinated notes will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all senior indebtedness of Citigroup. See “Description of Debt Securities — Citigroup Guarantees” in the prospectus.

If there were an event of default with respect to any senior indebtedness, the trustee or holders of 25% of the principal amount of senior debt securities outstanding in a series could demand that the principal be repaid immediately. If there were an event of default with respect to any subordinated indebtedness involving certain events of insolvency or bankruptcy, the trustee or holders of 25% of the principal amount of subordinated debt securities outstanding in a series could demand that the principal be paid immediately. In the absence of certain events of insolvency or bankruptcy, failure to pay amounts due with respect to subordinated indebtedness would not permit the trustee or such holders to demand that the principal of such subordinated debt securities be paid immediately. See “Description of Debt Securities — Events of Default and Defaults” in the prospectus.

Citigroup Funding had $78.3 billion aggregate principal amount of senior indebtedness outstanding (excluding intercompany debt) as of September 30, 2008. On a consolidated basis, Citigroup had approximately $405 billion aggregate principal amount of senior indebtedness outstanding (excluding intercompany debt) as of September 30, 2008. This senior indebtedness consisted of approximately $278 billion of term debt, approximately $29 billion of commercial paper and approximately $98 billion of other short-term borrowings.

Forms of Notes.  The notes will be issued in fully registered form only, without coupons. In addition, Citigroup Funding may offer notes in bearer form in a concurrent offering outside the United States. The notes in registered form may not be exchanged for notes in bearer form. Each note will be issued initially as a book-entry note, which will be a global security registered in the name of a nominee of the Depositary Trust Company, or DTC, as depositary, or such other depositary named in the applicable pricing supplement. Alternatively, if specified in the applicable pricing supplement, each note will be issued initially as a certificated note, which will be a certificate issued in temporary or definitive form. Except as set forth in the prospectus under “Description of Debt Securities — Book-Entry Procedures and Settlement,” book-entry notes will not be issuable as certificated notes. See “— Book-Entry System” below.

Denominations.  Unless otherwise specified in connection with a particular offering of notes, the authorized denominations of notes denominated in U.S. dollars will be $1,000 and any larger amount that is a whole multiple of $1,000. The authorized denominations of notes that have a specified currency other than U.S. dollars will be the approximate equivalents in the specified currency.

Maturity.  Unless otherwise specified in connection with a particular offering of notes, each note will mature on a stated maturity date. Such stated maturity date will be a business day nine months or more from its date of issue, except in the case of indexed notes, for which the maturity may be shorter, as selected by the purchaser and agreed to by Citigroup Funding. If so specified in the applicable pricing supplement, the stated maturity date may be extended at the option of Citigroup Funding, and each note may also be redeemed at the option of Citigroup Funding, or repaid at the option of the holder, prior to its stated maturity. Each note that has a specified currency of pounds sterling will mature in compliance with the regulations the Bank of England may promulgate from time to time.

Additional Information.  The pricing supplement relating to a note will describe the following terms:

•	the specified currency for such note;

•	whether such note

(1)	is a fixed rate note;

(2)	is a floating rate note;

(3)	is an amortizing note, meaning that a portion or all the principal amount is payable prior to stated maturity in accordance with a schedule, by application of a formula, or based on an index; and/or

(4)	is an indexed note on which payments of interest or principal, or both, may be linked to the price of one or more securities, currencies, intangibles, articles, commodities or goods or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance;

•	the price at which such note will be issued, which will be expressed as a percentage of the aggregate principal amount or face amount;

•	the original issue date on which such note will be issued;

•	the date of the stated maturity;

•	if such note is a fixed rate note, the rate per annum at which such note will bear any interest, and whether and the manner in which such rate may be changed prior to its stated maturity;

•	if such note is a floating rate note, relevant terms such as:

(1)	the base rate;

(2)	the initial interest rate;

(3)	the interest reset period or the interest reset dates;

(4)	the interest payment dates;

(5)	any index maturity;

(6)	any maximum interest rate;

(7)	any minimum interest rate;

(8)	any spread or spread multiplier; and

(9)	any other terms relating to the particular method of calculating the interest rate for such note and whether and how any spread or spread multiplier may be changed prior to stated maturity;

•	whether such note is a note issued originally at a discount;

•	if such note is an amortizing note, the terms for repayment prior to stated maturity;

•	if such note is an indexed note, in the case of an indexed rate note, the manner in which the amount of any interest payment will be determined or, in the case of an indexed principal note, its face amount and the manner in which the principal amount payable at stated maturity will be determined;

•	whether such note may be redeemed at the option of Citigroup Funding, or repaid at the option of the holder, prior to stated maturity as described under “Optional Redemption, Repayment and Repurchase” below and the terms of its redemption or repayment;

•	whether such note may have an optional extension beyond its stated maturity as described under “Extension of Maturity” below;

•	whether such note will be represented by a global security or a certificate issued in definitive form;

•	any special United States federal income tax consequences of the purchase, ownership and disposition of a particular issuance of notes;

•	whether such note is a renewable note, and, if so, its specific terms;

•	the use of proceeds, if materially different than that disclosed in the accompanying prospectus;

•	whether the holder of the note has a survivor’s option, as described below under “Repayment Upon Death;” and

•	any other terms of such note provided in the accompanying prospectus to be set forth in a pricing supplement or that are otherwise consistent with the provisions of the indenture under which such note will be issued.

As used in this prospectus supplement, business day means:

•	for any note, any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close;

•	for LIBOR notes only, a London business day, which shall be any day on which dealings in deposits in the specified currency are transacted in the London interbank market;

•	for any determination by the exchange rate agent of an exchange rate pursuant to notes having a specified currency other than U.S. dollars, an exchange rate business day, which shall be any day on which banking institutions and foreign exchange markets settle payments in New York City and London;

•	for notes having a specified currency other than U.S. dollars only, other than notes denominated in euros, any day that, in the principal financial center (as defined below) of the country of the specified currency, is not a day on which banking institutions generally are authorized or obligated by law to close; and

•	for EURIBOR notes and notes denominated in euros, a TARGET business day.

As used above, a principal financial center means the capital city of the country issuing the specified currency. However, for Australian dollars, Canadian dollars, New Zealand dollars and Swiss francs, the principal financial center may be specified in the pricing supplement as Sydney, Toronto, Auckland and Zurich, respectively.

Payment of Principal and Interest

Citigroup Funding will pay the principal of, and any premium and interest on, each note in the specified currency for the note. If the specified currency for a note is other than U.S. dollars, Citigroup Funding will, unless otherwise specified in the applicable pricing supplement, arrange to convert all payments in respect of the note into U.S. dollars in the manner described in the following paragraph. The holder of a note having a specified currency other than U.S. dollars may, if stated in the applicable pricing supplement and such note, elect to receive all payments on the note in the specified currency by delivering a written notice to the trustee for such note not later than fifteen calendar days prior to the applicable payment date, except under the circumstances described under “Risk Factors — The Unavailability of Currencies Could Result in a Substantial Loss to You” above. Such election will remain in effect until revoked by a written notice to the trustee that is received not later than fifteen calendar days prior to the applicable payment date. If an event of default has occurred or Citigroup Funding has given notice of redemption of a note, no such change of election may be made.

Unless otherwise specified in connection with a particular offering of notes, the amount of any U.S. dollar payment on a note having a specified currency other than U.S. dollars will be determined by the exchange rate agent:

•	based on the specified currency/U.S. dollar exchange rate prevailing at 11:00 a.m., London, England time, on the second exchange rate business day prior to the applicable payment date, or

•	if an exchange rate bid quotation is not so available, the exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in London, England selected by the exchange rate agent after consultation with Citigroup Funding.

The exchange rate agent will also determine prior to settlement the aggregate amount of the specified currency payable on a payment date for all notes denominated in the specified currency. All currency exchange costs will be deducted from payments to the holders of the notes. If no such bid quotations are available, the payments will be made in the specified currency, unless the specified currency is unavailable due to the imposition of exchange controls or due to other circumstances beyond Citigroup Funding’s control. In that case, payments will be made as described under “Risk Factors — The Unavailability of Currencies Could Result in a Substantial Loss to You” above.

Unless otherwise specified in connection with a particular offering of notes, U.S. dollar payments of interest on notes, other than interest payable at stated maturity, will be made, except as provided below, by check mailed to the registered holders of the notes. In the case of global securities representing book-entry notes, payments of interest on notes will be made to a nominee of the depositary.

A holder of $10,000,000, or its equivalent in a specified currency other than U.S. dollars, or more in aggregate principal amount of notes of like tenor and term, will be entitled to receive U.S. dollar payments by wire transfer of immediately available funds. However, such a holder is entitled to receive the payments only if the trustee receives written appropriate wire transfer instructions for the notes not later than fifteen calendar days prior to the applicable interest payment date. Unless otherwise specified in connection with a particular offering of notes, principal and any premium and interest payable at the stated maturity of a note will be paid in immediately available funds upon surrender of the note at the corporate trust office or agency of the trustee for the note in New York City.

Unless otherwise specified in connection with a particular offering of notes, any payment required to be made on a note on a date, including the stated maturity date, that is not a business day for the note need not be made on that date. A payment may be made on the next succeeding business day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

Unless otherwise specified in connection with a particular offering of notes, if the principal of any original issue discount note, or OID note, other than an indexed note, is declared to be due and payable immediately as a result of the acceleration of stated maturity, the amount of principal due and payable relating to the note will be limited to the aggregate principal amount of the note multiplied by the sum of (1) its issue price, expressed as a percentage of the aggregate principal amount, plus (2) the original issue discount amortized from the date of issue to the date of declaration. Amortization will be calculated using the interest method, computed in accordance with U.S. generally accepted accounting principles in effect on the date of declaration.

Unless otherwise set forth in the applicable pricing supplement, the regular record date for any interest payment date for a floating rate note, fixed rate note or an indexed rate note will be the date, whether or not a business day, fifteen calendar days immediately preceding an interest payment date.

Repayment Upon Death

The pricing supplement relating to any senior note will indicate if the holder of such note will have the survivor’s option, which is an option to elect repayment of such note prior to its stated maturity in the event of the death of the beneficial owner of such note. Citigroup Funding will not issue any subordinated notes with a survivor’s option.

Pursuant to exercise of the survivor’s option, Citigroup Funding will repay any note (or applicable portion of any note) properly tendered for repayment by the person, or on behalf of the person by a representative of such person, who has authority to act on behalf of the deceased beneficial owner of the note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of such deceased beneficial owner) at a price equal to the amortized face amount thereof, subject to the following limitations.

Citigroup Funding may, in its sole discretion, limit to $2,500,000 (or the approximate equivalent in other currencies) the aggregate principal amount of all notes for which exercises of the survivor’s option will be accepted in any calendar year. In the event that such limitation is applied, Citigroup Funding may limit to $250,000 (or the approximate equivalent in other currencies) the aggregate principal amount of notes (or portions of notes) for which exercise of the survivor’s option will be accepted during a calendar year for any individual deceased beneficial owner of notes. Moreover, Citigroup Funding will not make principal repayments due to exercise of the survivor’s option in amounts that are less than $5,000 (or the approximate equivalent in other currencies). In the event that the limitations described in the preceding sentences would result in the partial repayment of any note, the principal amount of such note remaining outstanding after repayment must be at least $5,000. Any note tendered due to exercise of the survivor’s option may be withdrawn by a written request of its holder received by the paying agent prior to its repayment.

The amortized face amount of a note on any date shall be the amount equal to

•	the issue price set forth on the face of the applicable pricing supplement plus

•	that portion of the difference between the issue price and the stated principal amount of such note that has accrued by such date at:

(1)	the bond yield to maturity set forth on the face of the applicable pricing supplement, or

(2)	if so specified in the applicable pricing supplement, the bond yield to call printed on its face. Such yield will be computed in each case in accordance with generally accepted United States bond yield computation principles. However, the amortized face amount of a note shall never exceed its stated principal amount. The bond yield to call listed on the face of a pricing supplement shall be computed on the basis of the first occurring optional redemption date for such note and the amount payable on the optional redemption date. If any note is not redeemed on its first optional redemption date, the bond yield to call for such note will be recomputed on the optional redemption date on the basis of the next occurring optional redemption date and the amount payable on such optional redemption date, and will continue to be so recomputed on each succeeding optional redemption date until such note is redeemed.

Each note that is tendered pursuant to valid exercise of the survivor’s option will be accepted promptly in the order all such notes are tendered, except for any note (or portion thereof) the acceptance of which, in the event Citigroup Funding imposed either of the limits described in the preceding paragraph, would:

•	contravene the annual limitation, or

•	result in the acceptance during the then current calendar year of an aggregate principal amount of notes (or portions thereof) exceeding $250,000 (or the approximate equivalent in other currencies) for the relevant individual deceased beneficial owner.

If at the end of any calendar year Citigroup Funding has not imposed the annual limit, or if the aggregate principal amount of notes that have been accepted during that year due to exercise of the survivor’s option has not exceeded the annual limitation, Citigroup Funding may accept notes from individual deceased owners in amounts that exceed the normal $250,000 per-person limit. In this case, Citigroup Funding will accept notes or portions of notes exceeding the $250,000 limit in the order they were received, up to the annual limitation for such calendar year. Any note or portion of a note accepted for repayment due to the exercise of the survivor’s option will be repaid on the first interest payment due date that occurs 20 or more calendar days after the date of such acceptance. Each note (or any portion thereof) tendered for repayment that is not accepted in any calendar year due to the application of such annual limitation will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered, unless any such note is withdrawn by its holder. If a note (or any portion thereof) that is tendered for repayment due to the valid exercise of the survivor’s option is not accepted, the paying agent will deliver to any affected representative a notice that states the reasons the note (or portion thereof) has not been accepted for repayment. The notice will be sent by first-class mail to the broker or other entity that represents the deceased beneficial owner of such note or, in the case of a certificated note, to the registered holder thereof at its last known address as indicated on the records of the security registrar.

Subject to the foregoing, in order for a survivor’s option to be validly exercised, the paying agent must receive:

•	a written request for repayment signed by the representative. Such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	tender of such note to be repaid;

•	appropriate evidence satisfactory to Citigroup Funding and the paying agent that (1) the representative has authority to act on behalf of the deceased beneficial owner; (2) the death of such beneficial owner has occurred; and (3) the deceased was the beneficial owner of such note at the time of death;

•	if applicable, a properly executed assignment or endorsement; and

•	if such note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from such nominee attesting to the beneficial ownership of such note. All questions as to the eligibility or validity of any exercise of the survivor’s option will be determined by Citigroup Funding, in its sole discretion, and such determinations will be final and binding on all parties.

If such note is represented by a global certificate, the depositary’s nominee will be the holder of such note and therefore will be the only entity that can exercise the survivor’s option for such note. To obtain repayment upon exercise of the survivor’s option for such a note, the representative must provide to the broker or other entity through which the deceased beneficial owner holds an interest in such note:

•	the documents described in the first and third bullet points of the preceding paragraph; and

•	instructions to the broker or other entity to notify the depositary of the representative’s desire to obtain repayment pursuant to exercise of the survivor’s option.

The broker or other entity will provide to the paying agent:

•	the documents received from the representative referred to in the first bullet point of the preceding paragraph;

•	its tender of such note pursuant to exercise of the survivor’s option; and

•	a certificate satisfactory to the paying agent from the broker or other entity stating that it represents the deceased beneficial owner.

The broker or other entity will be responsible for disbursing to the appropriate representative any payments it receives due to exercise of the survivor’s option.

A representative may obtain more information regarding the survivor’s option from Citibank, N.A., the paying agent, at 388 Greenwich Street, 14th Floor, New York, New York 10013 (telephone 1-800-422-2066), during normal business hours.

Fixed Rate Notes

Each fixed rate note will bear interest from its original issue date, or from the last interest payment date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable pricing supplement until its principal amount is paid or made available for payment. However, as described below under “— Subsequent Interest Periods” and “— Extension of Maturity,” or as otherwise may be described in the applicable pricing supplement, the rate of interest payable on fixed rate notes may be adjusted from time to time.

Unless otherwise specified in connection with a particular offering of notes, interest on each fixed rate note will be payable semiannually in arrears on such dates as set forth in the applicable pricing supplement, with each such day being an interest payment date, and at stated maturity. Unless “accrue to pay” is specified in the applicable pricing supplement or unless otherwise specified in connection with a particular offering of notes, if an interest payment date for any fixed rate note would otherwise be a day that is not a business day, any payment required to be made on such note on such date, including the stated maturity date, may be made on the next succeeding business day with the same force and effect as if made on such date. No additional interest will accrue as a result of such delayed payment.

If in connection with any fixed rate note, “accrue to pay” is specified in the applicable pricing supplement, and any interest payment date for such fixed rate note would otherwise be a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. Any payment of interest on such interest payment date will include interest accrued through the day before such interest payment date. Unless otherwise specified in connection with a particular offering of notes, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Floating Rate Notes

The initial interest period is the period from the original issue date to, but not including, the first interest reset date. Each floating rate note will bear interest at the initial interest rate set forth, or otherwise described, in the applicable pricing supplement. An interest period is the period from each interest reset date to, but not including, the following interest reset date.

The interest rate for each floating rate note will be determined based on an interest rate basis, the base rate, plus or minus any spread, or multiplied by any spread multiplier. A basis point, or bp, equals one-hundredth of a percentage point. The spread is the number of basis points that may be specified in the applicable pricing supplement as applicable to such note. The spread multiplier is the percentage that may be specified in the applicable note or pricing supplement. As described below under “Subsequent Interest Periods” and “Extension of Maturity,” or as may otherwise be specified in the applicable note or pricing supplement, the spread or spread multiplier on floating rate notes may be adjusted from time to time.

As specified in the applicable note or pricing supplement, a floating rate note may also have either or both of the following, which will be expressed as a rate per annum on a simple interest rate basis:

•	maximum interest rate, which will be a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period; and/or

•	minimum interest rate, which will be a minimum limitation, or floor, on the rate at which interest may accrue during any interest period.

In addition to any maximum interest rate that may be applicable to any floating rate note, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by applicable law. The notes will be governed by the law of the State of New York. As of the date of this prospectus supplement, the maximum rate of interest under provisions of the New York penal law, with a few exceptions, is 25% per annum on a simple interest basis. Such maximum rate of interest only applies to obligations that are less than U.S.$2,500,000.

Citigroup Funding will appoint and enter into agreements with calculation agents to calculate interest rates on floating rate notes. Unless otherwise specified in the applicable note or pricing supplement, Citibank, N.A. will be the calculation agent for each floating rate note. All determinations of interest by a calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the floating rate notes.

The interest rate on each floating rate note will be reset on an interest reset date, which means that the interest rate is reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable note or pricing supplement.

Unless otherwise specified in the applicable note or pricing supplement, the interest reset dates will be as follows:

•	in the case of floating rate notes that reset daily, each business day;

•	in the case of floating rate notes that reset weekly, other than Treasury Rate notes, the Wednesday of each week;

•	in the case of Treasury Rate notes that reset weekly and except as provided below under “— Treasury Rate Notes,” the Tuesday of each week;

•	in the case of floating rate notes that reset monthly, other than Eleventh District Cost of Funds Rate notes, the third Wednesday of each month;

•	in the case of floating rate notes that are Eleventh District Cost of Funds Rate notes, the first calendar day of each month;

•	in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable note or pricing supplement; and

•	in the case of floating rate notes that reset annually, the third Wednesday of one month of each year specified in the applicable note or pricing supplement.

Unless otherwise specified in the applicable pricing supplement:

•	if an interest reset date for any floating rate note would fall on a day that is not a business day, such interest reset date will be postponed to the next succeeding business day.

•	in the case of a LIBOR note or a EURIBOR note, if postponement to the next business day would cause the interest reset date to be in the next succeeding calendar month, the interest reset date will instead be the immediately preceding business day.

•	if an auction of direct obligations of United States Treasury bills falls on a day that is an interest reset date for Treasury Rate notes, the interest reset date will be the succeeding business day.

Unless otherwise specified in the applicable note or pricing supplement and except as set forth below, the rate of interest that goes into effect on any interest reset date will be determined on an interest determination date preceding such interest reset date, as further described below.

Unless otherwise specified in the applicable note or pricing supplement, interest payable on floating rate notes will be the interest accrued from and including the original issue date or the last date to which interest has been paid, as the case may be, to but excluding the applicable interest payment date.

Accrued interest on a floating rate note with more than one interest reset date will be calculated by multiplying the principal amount of the note by an accrued interest factor. If the floating rate note is an indexed note, the face amount of the note will be multiplied by the accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable note or pricing supplement, the interest factor for each such day will be computed by dividing the interest rate in effect on such day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, Eleventh District Cost of Funds Rate notes and EURIBOR notes. In the case of Treasury Rate notes, the interest factor for each such day will be computed by dividing such interest rate by the actual number of days in the year. The interest factor will be expressed as a decimal calculated to seven decimal places without rounding. For purposes of making the foregoing calculation, the interest rate in effect on any interest reset date will be the applicable rate as reset on such date.

For all other floating rate notes, accrued interest will be calculated by multiplying the principal amount of the note by the interest rate in effect during the period for which accrued interest is being calculated. That product is then multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, Eleventh District Cost of Funds Rate notes and EURIBOR notes. In the case of Treasury Rate notes, such product is multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by the actual number of days in the year.

Unless otherwise specified in the applicable note or pricing supplement, all percentages resulting from any calculation of the rate of interest on a floating rate Note will be rounded, if necessary, to the nearest 1/100,000 of 1% (0.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, such calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit. For purposes of such rounding, 0.005 of a unit shall be rounded upward.

Except as provided below and unless otherwise provided in the applicable pricing supplement, interest on floating rate notes having maturities of one year or more will be payable, in the case of floating rate notes with an interest reset date that resets:

•	daily, weekly, or monthly — on a business day that occurs, or business days that occur, in each month, as specified in the applicable pricing supplement;

•	quarterly — on a business day that occurs in each third month, as specified in the applicable pricing supplement;

•	semi-annually — on a business day that occurs in each of two months of each year, as specified in the applicable pricing supplement; and

•	annually — on a business day that occurs in one month of each year, as specified in the applicable pricing supplement.

Unless otherwise provided in the applicable pricing supplement, if an interest payment date for any floating rate note would fall on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day and, in the case of a LIBOR note or a EURIBOR note, if postponement to the next business day would cause the interest payment date to be in the next succeeding calendar month, the interest payment date will instead be the immediately preceding business day.

If for any floating rate note, the applicable note or pricing supplement provides that the note does not accrue to pay, and if an interest payment date for such floating rate note would otherwise be a day that is not a business day, such interest payment date will not be postponed. Any payment required to be made on such floating rate note, however, may be made on the next succeeding business day with the same force and effect as if made on the due date. No additional interest will accrue as a result of such delayed payment.

Upon the request of the holder of any floating rate note, the calculation agent for such note will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for such floating rate note.

The applicable pricing supplement will designate one of the following base rates as applicable to a floating rate note:

•	the CD Rate;

•	the Commercial Paper Rate;

•	the Federal Funds Rate;

•	LIBOR;

•	the Treasury Rate;

•	the Prime Rate;

•	the Eleventh District Cost of Funds Rate;

•	EURIBOR;

•	CDOR; or

•	such other rate or interest rate formula as is set forth in the applicable pricing supplement and in the floating rate note.

The following terms are used in describing the various base rates.

The “index maturity” is the period of maturity of the instrument or obligation from which the base rate is calculated.

“H.15(519)” means the publication entitled “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, published by the Federal Reserve.

“H.15 Daily Update” means the daily update of the Federal Reserve at http://www.federalreserve.gov/releases/H15/update, or any successor site or publication.

“Calculation date” means the date on which the calculation agent is to calculate the interest rate as of the related rate determination date and will be the earlier of (1) the tenth calendar day after the related rate determination date, or if any such day is not a business day, the next succeeding business day or (2) the business day preceding the applicable interest payment date or the stated maturity.

CD Rate Notes.  Each CD Rate note will bear interest for each interest reset period at an interest rate equal to the CD Rate and any spread or spread multiplier specified in such note and in the applicable pricing supplement.

The calculation agent will determine the CD Rate on each CD Rate determination date. The CD Rate determination date is the second business day prior to the interest reset date for each interest reset period for negotiable U.S. dollar certificates of deposit having the index maturity designated in the applicable pricing supplement as published in H.15(519) opposite the caption “CDs (Secondary Market).”

The following procedures will be followed if the CD Rate cannot be determined as described above.

•	If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the CD Rate determination date then the CD Rate for such interest period will be the rate on that CD Rate determination date for negotiable U.S. dollar certificates of deposit of the index maturity designated in the applicable note or pricing supplement as published in the H.15 Daily Update or other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption “CDs (Secondary Market).”

•	If by 3:00 p.m., New York City time, on the related CD Rate determination date, the above rate is not yet published, then the CD Rate will be the arithmetic average of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD Rate determination date of three leading non-bank dealers in negotiable U.S. certificates of deposit in New York City selected by the calculation agent for negotiable U.S. certificates of deposit of major United States money center banks of the highest credit standing, in the market for negotiable U.S. dollar certificates of deposit, with a remaining maturity closest to the index maturity designated in the applicable note or pricing supplement in an amount that is representative for a single transaction in that market at that time.

•	If the dealers selected by the calculation agent, however, are not quoting offered rates as mentioned in the preceding bullet point, the CD Rate for such interest period will be the same as the CD Rate for the immediately preceding interest period. If there was no such interest period, the CD Rate will be the initial interest rate.

CD Rate notes, like other notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

Commercial Paper Rate Notes.  Each Commercial Paper Rate note will bear interest for each interest period at an interest rate equal to the Commercial Paper Rate and any spread or spread multiplier, specified in such note and the applicable pricing supplement.

The calculation agent will determine the Commercial Paper Rate on each Commercial Paper Rate determination date. The Commercial Paper Rate determination date is the second business day immediately preceding the interest reset date for each interest period. The Commercial Paper Rate will be the money market yield on that date of the rate for commercial paper having the index maturity specified in the applicable note or pricing supplement, as such rate published in H.15(519) opposite the caption “Commercial Paper — Nonfinancial.”

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above.

•	If such rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Commercial Paper Rate determination date, then the Commercial Paper Rate for such interest period will be the money market yield on that Commercial Paper Rate determination date of the rate for commercial paper of the specified index maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption “Commercial Paper — Nonfinancial.”

•	If by 3:00 p.m., New York City time, on such calculation date, the above rate is not yet published, then the Commercial Paper Rate for such interest period will be the money market yield of the arithmetic average of the offered rates, as of 11:00 a.m., New York City time, on that Commercial Paper Rate determination date, of three leading dealers of U.S. dollar commercial paper in New York City selected by the calculation agent for such Commercial Paper Rate note for commercial paper of the specified index maturity placed for an industrial issuer whose bonds are rated “Aa” or the equivalent by a nationally recognized rating agency.

•	If the dealers selected by such calculation agent, however, are not quoting offered rates as mentioned in the preceding bullet point, the Commercial Paper Rate for such interest period will be the same as the Commercial Paper Rate for the immediately preceding interest period. If there was no such interest period, the Commercial Paper Rate will be the initial interest rate.

Money market yield will be expressed as a percentage and calculated as follows:

money market yield	=	D × 360 360 – (D × M)	× 100

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the applicable interest period.

Federal Funds Rate Notes.  Each Federal Funds Rate note will bear interest for each interest period at an interest rate equal to the Federal Funds Rate and any spread or spread multiplier specified in such note and the applicable pricing supplement.

The calculation agent will determine the Federal Funds Rate on each Federal Funds Rate determination date. The Federal Funds Rate determination date is the second business day immediately preceding the interest reset date for such interest period. The Federal Funds Rate will be the rate for U.S. dollar federal funds as published in H.15(519) opposite the caption “Federal Funds (Effective),” as displayed on Reuters 3000 Xtra Service (“Reuters”) (or any successor service) on Page FEDFUNDS1 (or any other page as may replace such page on such service, which is commonly referred to as “Reuters page FEDFUNDS1” opposite the caption “EFFECT.”).

The following procedures will be followed if the Federal Funds Rate cannot be determined as described above.

•	If the above rate does not appear on Reuters page FEDFUNDS1 or otherwise set forth above or is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Federal Funds Rate determination date, the Federal Funds Rate for such interest period will be the rate on that Federal Funds Rate determination date as published in the H.15 Daily Update opposite the caption “Federal Funds (Effective),” or such other recognized electronic source used for the purpose of displaying the applicable rate.

•	If by 3:00 p.m., New York City time, on such calculation date the above rate is not yet published, then the Federal Funds Rate for such interest period will be the arithmetic average of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City, selected by the calculation agent prior to 9:00 a.m., New York City time, on the business day following such Federal Funds Rate determination date.

•	If the brokers so selected by the calculation agent are not quoting as mentioned above, the Federal Funds Rate for such interest period will be the Federal Funds Rate in effect for the particular Federal Funds Rate determination date. If there was no such Federal Funds Rate in effect for the interest period, the Federal Funds Rate will be the initial interest rate.

LIBOR Notes.  Each LIBOR note will bear interest for each interest period at an interest rate equal to LIBOR and any spread or spread multiplier specified in such note and the applicable pricing supplement.

The calculation agent will determine LIBOR on each LIBOR determination date. The LIBOR determination date is the second London business day prior to the interest reset date for each interest period.

On a LIBOR determination date, the calculation agent will determine LIBOR for each interest period as follows:

The calculation agent will determine the offered rates for deposits in the specified currency for the period of the index maturity specified in the applicable note or pricing supplement commencing on such interest reset date, which appears on the “designated LIBOR page” at approximately 11:00 a.m., London, England time, on that LIBOR determination date.

•	If “Reuters LIBOR01” is designated in the applicable note or pricing supplement, or if no LIBOR page is specified in the applicable note or pricing supplement as the method for calculating LIBOR, “designated LIBOR page” means the display on Reuters (or any successor service) on page LIBOR01 for the purpose of displaying the London interbank offered rates of major banks for the specified currency. If the relevant Reuters page is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for the specified currency.

If LIBOR cannot be determined on a LIBOR determination date as described above, then the calculation agent will determine LIBOR as follows:

•	The calculation agent (after consultation with Citigroup Funding) will select four major banks in the London, England interbank market.

•	The calculation agent will request that the principal London, England offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR determination date. These quotations shall be for deposits in the specified currency for the period of the specified index maturity, commencing on the related interest reset date. Offered quotations must be based on a principal amount equal to at least U.S.$1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at such time.

(1)	If two or more quotations are provided, LIBOR on such LIBOR determination date will be the arithmetic average of such quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with Citigroup Funding) will select three major banks in New York City and follow the steps in the two bullet points immediately below.

•	The calculation agent will then determine LIBOR for such interest period as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on such LIBOR determination date. The rates quoted will be for loans in the specified currency, for the period of the specified index maturity commencing on the related interest reset date. Rates quoted must be based on a principal amount of at least U.S.$1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at such time.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for such interest period will be the same as for the immediately preceding interest period. If there was no such interest period, the LIBOR Rate will be the initial interest rate.

Treasury Rate Notes.  Each Treasury Rate note will bear interest for each interest period at an interest rate equal to the Treasury Rate and any spread or spread multiplier, specified in such note and the applicable pricing supplement.

Treasury Rate Notes Other than Constant Maturity Treasury Rate Notes

Unless “Constant Maturity” is specified in the applicable note or pricing supplement, the Treasury Rate for each interest period will be the rate for the auction held on the Treasury Rate determination date for such interest period of treasury securities (as defined below) as such rate appears on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION10”) or page USAUCTION11 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION11” opposite the caption “INVEST RATE.” Treasury securities are direct obligations of the United States government that have the index maturity specified in the applicable note or pricing supplement.

If the Treasury Rate cannot be determined as described above, the following procedures will be followed in the order set forth below.

(1)	If the Treasury Rate referred to above is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Treasury Rate determination date, then the Treasury Rate will be the Money Market Yield (as defined below) of the rate for the applicable treasury securities as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption “U.S. Government Securities/Treasury Bills/Auction High.’’

(2)	If the rate referred to in clause (1) is not so published by 3:00 p.m., New York City time, on the related Treasury Rate determination date, the Treasury Rate will be the bond equivalent yield of the auction rate of the applicable treasury securities as announced by the United States Department of the Treasury.

(3)	If the rate referred to in clause (2) is not so announced by the United States Department of the Treasury, or if the auction is not held, then the Treasury Rate on such Treasury Rate determination date will be the bond equivalent yield of the rate on the Treasury Rate determination date of the applicable treasury securities as published in H.15(519) opposite the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(4)	If the rate referred to in clause (3) is not so published by 3:00 p.m., New York City time, on the related calculation date, then the Treasury Rate will be the rate on the Treasury Rate determination date of the applicable treasury securities as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(5)	If the rate referred to in clause (4) is not so published by 3:00 p.m., New York City time, on the related calculation date, then the Treasury Rate will be the rate on the Treasury Rate determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic average of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Treasury Rate determination date, of three primary United States government securities dealers selected by the calculation agent (after consultation with Citigroup Funding), for the issue of treasury securities with a remaining maturity closest to the index maturity specified in the applicable note or pricing supplement.

(6)	If the dealers selected by the calculation agent are not quoting bid rates as mentioned in clause (5) above, then the Treasury Rate for such interest period will be the same as the Treasury Rate for the immediately preceding interest period. If there was no such interest period, the Treasury Rate will be the initial interest rate.

The Treasury Rate determination date for each interest period will be the day of the week in which the interest reset date for such interest period falls on which treasury securities would normally be auctioned.

Treasury securities are normally sold at auction on Monday of each week unless that day is a legal holiday. In that case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, such Friday will be the Treasury Rate determination date pertaining to the interest period commencing in the next succeeding week. If an auction date falls on any day that would otherwise be an interest reset date for a Treasury Rate note, then that interest reset date will instead be the business day immediately following the auction date.

Bond equivalent yield will be expressed as a percentage and calculated as follows:

Bond Equivalent Yield	=	D × N 360 – (D × M)	× 100

where “D” refers to the applicable per annum rate for treasury securities quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest period.

Constant Maturity Treasury Rate Notes

If “Constant Maturity” is specified in the applicable note or pricing supplement, the Treasury Rate for each interest period will be the percentage equal to the yield for United States Treasury securities at “constant maturity” having the CMT maturity index specified in the applicable pricing supplement as the yield is displayed on Reuters (or any successor service) page “FRBCMT” (or any other page as may replace such page on such service) opposite the caption “Treasury Constant Maturities” (“Reuters Page FRBCMT”) on the Constant Maturity Treasury Rate determination date.

–	If the rate referred to above does not appear on Reuters Page “FRBCMT”, then the Treasury Rate on such Constant Maturity Treasury Rate determination date will be the percentage equal to the yield for United States Treasury securities at “constant maturity” having the designated CMT maturity index for the particular Constant Maturity Treasury Rate determination date as published in H.15(519) opposite the caption “Treasury Constant Maturities.”

–	If the rate referred to above does not so appear in H.15(519), then the Treasury Rate on such Constant Maturity Treasury Rate determination date will be the rate on the particular Constant Maturity Treasury Rate determination date for the period of the designated CMT maturity index as may then be published by either the Federal Reserve or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519).

If the Treasury Rate cannot be determined as indicated above, the following procedures will be followed in the order set forth below:

(1)	If the above information, as applicable, is not so published, then the calculation agent will calculate the Treasury Rate on the Constant Maturity Treasury Rate determination date as follows:

•	The Treasury Rate will be a yield to maturity based on the arithmetic average of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on the Constant Maturity Treasury Rate determination date of three leading U.S. government securities dealers in New York City, for Treasury notes. The Treasury notes will be United States treasury securities, with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than such designated CMT maturity index minus one year and in a principal amount that is representative for a single transaction in the securities in that market at that time.

•	The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent (after consultation with Citigroup Funding), one of which may be the agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

(2)	If three or four, but not five, of such dealers provide quotations as described above, then the Treasury Rate will be based on the arithmetic average of the bid prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

(3)	If the calculation agent is unable to obtain three such Treasury note quotations as described in clause (1) above, the Treasury Rate on such Constant Maturity Treasury Rate determination date will be calculated by the calculation agent as follows:

•	The rate will be a yield to maturity based on the arithmetic average of the secondary market bid prices as of approximately 3:30 p.m., New York City time, on the Constant Maturity Treasury Rate determination date reported, according to their written records, by three leading U.S. government securities dealers in New York City, for Treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining maturity closest to the index maturity specified in the applicable note or pricing supplement, and in an amount that is representative for a single transaction in that market at that time.

•	If two Treasury notes with an original maturity, as described above, have remaining terms to maturity equally close to the designated CMT maturity index, the calculation agent will obtain quotations for the Treasury note with the shorter remaining term to maturity and will use such quotations to calculate the Treasury Rate as set forth above.

•	The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent (after consultation with Citigroup Funding), one of which may be the agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotation, as the case may require.

(4)	If three or four, but not five, of such dealers provide quotations as described above, then the Treasury Rate will be based on the arithmetic average of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

(5)	If fewer than three dealers selected by the calculation agent provide quotations as described in clause (3) above, the Treasury Rate determined as of the Constant Maturity Treasury Rate determination date will be the Treasury Rate in effect on such Constant Maturity Treasury Rate determination date.

“Designated CMT maturity index” means the original period to maturity of the U.S. treasury securities, either one, two, three, five, seven, ten, twenty or thirty years, specified in the applicable note or pricing supplement for which the Treasury Rate will be calculated. If no such maturity is specified in the applicable note or pricing supplement, the designated CMT maturity index will be two years.

The “Constant Maturity Treasury Rate determination date” will be the second business day prior to the interest reset date for the applicable interest period.

The CMT Rate for a treasury security maturity as published as of any business day is intended to be indicative of the yield of a U.S. Treasury security having as of such business day a remaining term to maturity equivalent to such maturity. The CMT Rate as of any business day is based upon an interpolation by the U.S. Treasury of the daily yield curve of outstanding treasury securities. This yield curve, which relates the yield on a security to its time to maturity, is based on the over-the-counter market bid yields on actively traded Treasury securities. Such yields are calculated from composites of quotations reported by leading U.S. government securities dealers, which may include one or more of the calculation agents or other affiliates of Citigroup Funding. Certain constant maturity yield values are read from the yield curve. Such interpolation from the yield curve provides a theoretical yield for a Treasury security having ten years to maturity, for example, even if no outstanding Treasury security has as of such date exactly ten years remaining to maturity.

Prime Rate Notes.  Prime Rate notes will bear interest at a rate equal to the Prime Rate and any spread or spread multiplier specified in the Prime Rate notes and the applicable pricing supplement.

The calculation agent will determine the Prime Rate for each interest period on each Prime Rate determination date. The Prime Rate determination date is the second business day prior to the interest reset date for each interest period. The Prime Rate will be the rate made available and subsequently published on that date in H.15(519) opposite the caption “Bank Prime Loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above.

•	If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Prime Rate determination date, then the Prime Rate will be the rate on the Prime Rate determination date that is published in the H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption “Bank Prime Loan.”

•	If the rate referred to above is not published prior to 3:00 p.m., New York City time, on the related calculation date, then the Prime Rate will be the arithmetic average of the rates of interest that appear on Reuters page “USPRIME1” (or such other page as may replace such page on such service for the purpose of displaying prime rates or base lending rates of major United States banks) (“Reuters page USPRIME1”) as such bank’s prime rate or base lending rate, as of 11:00 a.m. New York City time, on the Prime Rate determination date.

•	If fewer than four such rates appear on the Reuters page “USPRIME1” for such Prime Rate determination date by 3:00 p.m., New York City time on the related calculation date, then the calculation agent (after consultation with Citigroup Funding) will select three major banks in New York City. The Prime Rate will be the arithmetic average of the prime rates or base lending rates quoted by those three banks on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate determination date.

•	If the banks that the calculation agent selects do not provide quotations as described above, then the Prime Rate will remain the same as the Prime Rate in effect on the Prime Rate determination date.

Eleventh District Cost of Funds Rate Notes. Eleventh District Cost of Funds Rate notes will bear interest at the interest rates, calculated based on the Eleventh District Cost of Funds Rate and any spread and/or spread multiplier, specified in the Eleventh District Cost of Funds Rate notes and the applicable pricing supplement.

The calculation agent will determine the Eleventh District Cost of Funds Rate on each Eleventh District Cost of Funds Rate determination date. The Eleventh District Cost of Funds Rate determination date is the last working day of the month immediately prior to each interest reset date for each interest period on which the Federal Home Loan Bank of San Francisco publishes the Eleventh District Cost of Funds Index.

The Eleventh District Cost of Funds Rate will be the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate determination date falls as set forth under the caption “11th District” on the display on Reuters (or any successor service) Page “COFI/ARMS” (or any other page as may replace such page on such service) (Reuters Page “COFI/ARMS”). Such page will be deemed to include any successor page, determined by the calculation agent, as of 11:00 A.M., San Francisco, California time, on the Eleventh District Cost of Funds Rate determination date.

The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above.

•	If the rate does not appear on Reuters Page “COFI/ARMS” on any related Eleventh District Cost of Funds Rate determination date, the Eleventh District Cost of Funds Rate for the Eleventh District Cost of Funds Rate determination date will be the Eleventh District Cost of Funds Rate Index.

•	If the Federal Home Loan Bank of San Francisco fails to announce the Eleventh District Cost of Funds Rate Index on or prior to the Eleventh District Cost of Funds Rate determination date for the calendar month immediately preceding that date, then the Eleventh District Cost of Funds Rate for such date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate determination date.

The “Eleventh District Cost of Funds Rate Index” will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that the Federal Home Loan Bank of San Francisco most recently announced as the cost of funds for the calendar month preceding the date of such announcement.

EURIBOR Notes.  Each EURIBOR note will bear interest for each interest period at an interest rate equal to EURIBOR and any spread or spread multiplier specified in such note and the applicable pricing supplement.

The calculation agent will determine EURIBOR on each EURIBOR determination date. The EURIBOR determination date is the second TARGET business day prior to the interest reset date for each interest period.

The calculation agent will determine the offered rates for deposits in euros for the period of the index maturity specified in the applicable note or pricing supplement, in amounts of at least €1,000,000, commencing on such interest reset date, as that rate appears on the display on Reuters (or any successor service) on page “EURIBOR01” (or any other page as may replace such page on such service) as of 11:00 a.m., Brussels, Belgium time, on such EURIBOR determination date.

If EURIBOR cannot be determined on a EURIBOR determination date as described above, then the calculation agent will determine EURIBOR as follows:

•	The calculation agent (after consultation with Citigroup Funding) will select four major banks in the Eurozone interbank market.

•	The calculation agent will request that the principal Eurozone offices of those four selected banks provide their offered quotations to prime banks in the Eurozone interbank market at approximately 11:00 a.m., Brussels, Belgium time, on the EURIBOR determination date. These quotations shall be for deposits in euros for the period of the specified index maturity, commencing on such interest reset date. Offered quotations must be based on a principal amount equal to at least €1,000,000 or the approximate equivalent in U.S. dollars that is representative of a single transaction in such market at such time.

(1)	If two or more quotations are provided, EURIBOR for such interest period will be the arithmetic average of such quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with Citigroup Funding) will select three major banks in the Eurozone and follow the steps in the two bullet points immediately below.

•	The calculation agent will then determine EURIBOR for such interest period as the arithmetic average of rates quoted by those three major banks in the Eurozone to leading European banks at approximately 11:00 a.m., Brussels, Belgium time, on such EURIBOR determination date. The rates quoted will be for loans in euros, for the period of the specified index maturity, commencing on the interest reset date. Rates quoted must be based on a principal amount of at least US$1,000,000 or the approximate equivalent in U.S. dollars that is representative of a single transaction in such market at such time.

•	If the banks so selected by the calculation agent are not quoting rates as described above, EURIBOR for such interest period will be the same as for the immediately preceding interest period. If there was no such interest period, EURIBOR will be the initial interest rate.

“Eurozone” means the region comprised of member states of the European Union that adopted the single currency in accordance with the Treaty establishing the European Community, as amended.

CDOR Rate Notes.  Each CDOR note will bear interest for each interest period at an interest rate equal to the Canadian dollar three-month Banker’s Acceptance Rate (“CDOR”) and any spread or spread multiplier specified in the note and the applicable pricing supplement.

The calculation agent will determine CDOR on each CDOR determination date. The CDOR determination date is the first day of such interest period. CDOR will be the offered rate for Canadian dollar bankers’ acceptances having a maturity of three months, as such rate appears on Reuters (or any successor service) Page “CDOR” (or any other page as may replace such page on such service), or any other service that may be nominated by the person sponsoring the information appearing there for the purpose of displaying offered rates for Canadian dollar bankers’ acceptances having a maturity of three months, at approximately 10:00 a.m., Toronto, Canada time, on such CDOR determination date.

The following procedures will be followed if CDOR cannot be determined as described above.

•	If the rate is not published prior to 10:00 a.m., Toronto, Canada time, on the CDOR determination date, then CDOR will be the average of the bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months for same day settlement as quoted by such of the Schedule I banks (as defined in the Bank Act (Canada)) as may quote such a rate as of 10:00 a.m., Toronto, Canada time, on such CDOR determination date.

•	If no offered rate appears on Reuters Page CDOR on a CDOR determination date at approximately 10:00 a.m., Toronto, Canada time, then CDOR will be the average of the bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months for same day settlement as quoted by such of the Schedule I banks (as defined in the Bank Act (Canada)) as may quote such a rate as of 10:00 a.m., Toronto, Canada time, on such CDOR determination date. If at least two quotations are provided, CDOR will be the arithmetic average of the quotations provided.

•	If the Schedule I banks so selected by the calculation agent are not quoting as mentioned above, CDOR for the next interest period will be the rate in effect for the preceding interest period.

Inverse Floating Rate Notes.  Any floating rate note may be designated in the applicable note or pricing supplement as an inverse floating rate note. In such an event, unless otherwise specified in the applicable note or pricing supplement, the interest rate on such floating rate note will be equal to:

•	in the case of the period, if any, commencing on the issue date, or the date on which such note otherwise begins to accrue interest if different from the issue date, up to the first interest reset date, a fixed rate of interest established by Citigroup Funding as described in the applicable note or pricing supplement; and

•	in the case of each period commencing on an interest reset date, a fixed rate of interest specified in the applicable note or pricing supplement minus the interest rate determined based on the base rate as adjusted by any spread and/or spread multiplier.

However, on any inverse floating rate note, the interest rate will not be less than zero.

Floating/Fixed Rate Notes.  The applicable note or pricing supplement may provide that a note will be a floating rate note for a specified portion of its term and a fixed rate note for the remainder of its term. In such an event, the interest rate on such note will be determined as if it were a floating rate note and a fixed rate note for each such respective period, all as specified in such applicable note or pricing supplement.

Subsequent Interest Periods

The applicable note or pricing supplement will indicate whether Citigroup Funding has the option to reset the interest rate, or the spread, spread multiplier or method of calculation, as the case may be, for such note. If Citigroup Funding has the option to reset, the note or pricing supplement will also indicate the optional reset date or dates on which such interest rate, or such spread, spread multiplier or method of calculation, as the case may be, may be reset.

Citigroup Funding shall notify the trustee whether or not it intends to exercise such option relating to such notes at least 45 but not more than 60 days prior to an optional reset date for the note. Not later than 40 days prior to the optional reset date, the trustee will mail to the holder of such notes a reset notice first class, postage prepaid, indicating whether Citigroup Funding has elected to reset the interest rate or the spread, spread multiplier or method of calculation, as the case may be.

If Citigroup Funding elects to reset the interest rate, or the spread, spread multiplier or method of calculation, as the case may be, the trustee will mail to the holder, in a manner described above, a notice indicating such new interest rate or such new spread, spread multiplier or method of calculation, as the case may be. The notice will also indicate any provisions for redemption during the subsequent interest period. The subsequent interest period is the period from such optional reset date to the next optional reset date or, if there is no such next optional reset date, to the stated maturity of such note, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such subsequent interest period.

Upon the transmittal by the trustee of a reset notice to the holder of a note, such new interest rate or such new spread, spread multiplier and/or method of calculation, as the case may be, will take effect automatically. Except as modified by the reset notice and as described below, such note will have the same terms as prior to the transmittal of such reset notice.

Despite the foregoing, not later than 20 days prior to an optional reset date for a note, Citigroup Funding may, at its option, revoke the interest rate, or the spread or spread multiplier, provided for in the reset notice relating to such optional reset date, and establish a higher interest rate, or a higher spread or spread multiplier, as applicable, for the subsequent interest period commencing on such optional reset date.

Citigroup Funding can make such revocations by causing the trustee for the note to mail notice of such higher interest rate or higher spread or spread multiplier, as the case may be, first class, postage prepaid, to the holder of such note. Such notice shall be irrevocable. All notes for which the interest rate or spread or spread multiplier is reset on an optional reset date will bear such higher interest rate, or higher spread or spread multiplier, as the case may be, whether or not tendered for repayment.

The holder of a note will have the option to elect repayment of such note by Citigroup Funding on each optional reset date at a price equal to the principal amount of such note plus interest accrued to such optional reset date. In order for a note to be repaid on an optional reset date, the holder of such note must follow the procedures set forth below under “— Optional Redemption, Repayment and Repurchase” for optional repayment or in the applicable note or pricing supplement. However, the period for delivery of such note or notification to the trustee for such note will be at least 25 but not more than 35 days prior to such optional reset date. Further, a holder who has tendered a note for repayment pursuant to a reset notice may, by written notice to the trustee for such note, revoke any tender for repayment until the close of business on the tenth day prior to such optional reset date.

Amortizing Notes

Citigroup Funding may from time to time offer amortizing notes on which a portion or all of the principal amount is payable prior to stated maturity:

•	in accordance with a schedule;

•	by application of a formula; or

•	based on an index.

In the case of amortizing subordinated notes, once any scheduled payments of principal begin, all scheduled payments will be made at least annually and the amount repaid in each year will be no less than in the previous year. Further information concerning additional terms and conditions of any amortizing notes, including terms for repayment of such notes, will be set forth in the applicable note or pricing supplement.

Indexed Notes

Citigroup Funding may from time to time offer indexed notes on which some or all interest payments, in the case of an indexed rate note, and/or the principal amount payable at stated maturity or earlier redemption or retirement, in the case of an indexed principal note, is determined based on:

•	the principal amount of such notes or, in the case of an indexed principal note, the amount designated in the applicable pricing supplement as the “face amount” of such indexed note; and

•	an index, which may be based on:

(1)	prices, changes in prices, or differences between prices, of one or more securities, currencies, intangibles, goods, articles or commodities;

(2)	the application of a formula; or

(3)	an index which shall be such other objective price, economic or other measures as are described in the applicable pricing supplement.

A description of the index used in any determination of an interest or principal payment, and the method or formula by which interest or principal payments will be determined based on such index, will be set forth in the applicable pricing supplement.

If a fixed rate note, floating rate note or indexed rate note is also an indexed principal note, the amount of any interest payment will be determined based on the face amount of such indexed note unless specified otherwise in connection with a particular offering of notes. If an indexed note is also an indexed principal note, the principal amount payable at stated maturity or any earlier redemption or repayment of the indexed note may be different from the face amount.

If a third party is appointed to calculate or announce the index for a particular indexed note, and the third party either (1) suspends the calculation or announcement of such index or (2) changes the basis upon which such index is calculated in a manner that is inconsistent with the applicable pricing supplement, then Citigroup Funding will select another third party to calculate or announce the index. Citigroup Global Markets Inc. or another affiliate of Citigroup Funding may be either the original or successor third party selected by Citigroup Funding.

If for any reason such index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then any indexed interest payments or any indexed principal amount of such indexed note will be calculated in the manner set forth in the applicable pricing supplement. Any determination by the selected third party will be binding on all parties, except in the case of an obvious error.

Unless otherwise specified in connection with a particular offering of notes, for the purpose of determining whether holders of the requisite principal amount of notes outstanding under the applicable indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of indexed notes will be deemed to be the face amount stated on such notes. Unless otherwise specified in connection with a particular offering of notes, in the event of an acceleration of the stated maturity of an indexed note, the principal amount payable to the holder of such note upon acceleration will be the principal amount determined based on the formula used to determine the principal amount of such note on the stated maturity of such note, as if the date of acceleration were the stated maturity.

An investment in indexed notes has significant risks, including wide fluctuations in market value as well as in the amounts of payments due, that are not associated with a similar investment in a conventional debt security. Such risks depend on a number of factors including supply and demand for the particular security, currency, commodity or other good or article to which the note is indexed and economic and political events over which Citigroup Funding has no control. See “Risk Factors — Changes in the Value of Underlying Assets of Indexed Notes Could Result in a Substantial Loss to You” and “— Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” above for a discussion of these considerations.

Fluctuations in the price of any particular security or commodity, in the exchange rates between particular currencies or in particular indices that have occurred in the past are not necessarily indicative, however, of fluctuations in the price or exchange rates that may occur during the term of any indexed notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks of investment in indexed notes.

Dual Currency Notes

Citigroup Funding may from time to time offer dual currency notes on which Citigroup Funding has the option of making all payments of principal, any premium and interest on such notes, the payments on which would otherwise be made in the specified currency of those notes, in the optional payment currency specified in the applicable pricing supplement. This option will be exercisable in whole but not in part on an option election date, which will be any of the dates specified in the applicable pricing supplement. Information as to the relative value of the specified currency compared to the optional payment currency will be set forth in the applicable pricing supplement.

The pricing supplement for each issuance of dual currency notes will specify, among other things:

•	the specified currency;

•	the optional payment currency; and

•	the designated exchange rate.

The designated exchange rate will be a fixed exchange rate used for converting amounts denominated in the specified currency into amounts denominated in the optional payment currency. The applicable pricing supplement will also specify the option election dates and interest payment dates for the related issuance of dual currency notes. Each option election date will be a particular number of days before an interest payment date or stated maturity, as set forth in the applicable pricing supplement. Each option election date will be the date on which Citigroup Funding may select whether to make all scheduled payments due thereafter in the optional payment currency rather than in the specified currency.

If Citigroup Funding makes such an election, the amount payable in the optional payment currency will be determined using the designated exchange rate specified in the applicable pricing supplement. If such election is made, notice of the election will be mailed in accordance with the terms of the applicable tranche of dual currency notes within two business days of the option election date. The notice will state (1) the first date, whether an interest payment date and/or stated maturity, on which scheduled payments in the optional payment currency will be made and (2) the designated exchange rate. Any such notice by Citigroup Funding, once given, may not be withdrawn. The equivalent value in the specified currency of payments made after such an election may be less, at the then current exchange rate, than if Citigroup Funding had made the payment in the specified currency.

For United States federal income tax purposes, holders of dual currency notes may need to comply with rules which differ from the general rules applicable to holders of other types of notes offered by this prospectus supplement. The United States federal income tax consequences of the purchase, ownership and disposition of dual currency notes will be set forth in the applicable pricing supplement.

Renewable Notes

Citigroup Funding may from time to time offer renewable notes, which will mature on an initial maturity date. Such initial maturity date will be an interest payment date specified in the applicable pricing supplement occurring in, or prior to, the twelfth month following the original issue date of such notes, unless the term of all or any portion of any such notes is renewed in accordance with the procedures described below.

The term of a renewable note may be extended to the interest payment date occurring in the twelfth month, or, if a special election interval is specified in the applicable pricing supplement, the last month in a period equal to twice the special election interval elected by the holder after such renewal date. Such an extension may be made on the initial renewal date. That date will be the interest payment date occurring in the sixth month, unless a special election interval is specified in the applicable pricing supplement, prior to the initial maturity date of a renewable note and on the interest payment date occurring in each sixth month, or in the last month of each special election interval, after such initial renewal date which, together with the initial renewal date, constitutes a renewal date.

If a holder does not elect to extend the term of any portion of the principal amount of a renewable note during the specified period prior to any renewal date, such portion will become due and payable on the new maturity date. Such new maturity date will be the interest payment date occurring in the sixth month, or the last month in the special election interval, after such renewal date.

A holder of a renewable note may elect to renew the term of such renewable note, or if so specified in the applicable pricing supplement, any portion of such renewable note, by delivering a notice to such effect to the trustee or any duly appointed paying agent at the corporate trust office of the trustee or agency of the trustee in New York City. Such notice will be delivered not less than 15 nor more than 30 days prior to such renewal date, unless another period is specified in connection with a particular offering of notes as the special election period. Such election will be irrevocable and will be binding upon each subsequent holder of such renewable note.

An election to renew the term of a renewable note may be exercised for less than the entire principal amount of such renewable note only if so specified in the applicable pricing supplement and only in such principal amount, or any integral multiple in excess of such amount, that is specified in the applicable pricing supplement. However, the term of the renewable notes may not be extended beyond the stated maturity specified for such renewable notes in the applicable pricing supplement.

If the holder does not elect to renew the term, such renewable note must be presented to the trustee, or any duly appointed paying agent. If such renewable note is a certificate issued in definitive form, it must be presented to the trustee as soon as practicable following receipt of such renewable note. The trustee, or any duly appointed paying agent, will issue in exchange for such note, in the name of such holder, a note. The note will be in a principal amount equal to the principal amount of such exchanged renewable note for which no election to renew such term was exercised, with terms identical to those specified on such renewable note. However, such note will have a fixed, nonrenewable stated maturity on the new maturity date.

If an election to renew is made for less than the full principal amount of a holder’s renewable note, the trustee, or any duly appointed paying agent, will issue a replacement renewable note in exchange for such note in the name of such holder. Such replacement renewable note will be in a principal amount equal to the principal amount elected to be renewed of such exchanged renewable note, with terms otherwise identical to such exchanged renewable note.

Extension of Maturity

If so stated in the applicable pricing supplement relating to a particular offering of notes, Citigroup Funding may, extend the stated maturity of such note for an extension period. Unless otherwise specified in connection with a particular offering of notes, such an extension period will be one or more periods of one to five whole years, up to but not beyond the final maturity date set forth in the applicable pricing supplement.

Unless otherwise specified in connection with a particular offering of notes, Citigroup Funding may exercise such option for a note by notifying the trustee for such note at least 45 but not more than 60 days prior to the original stated maturity of such note. Not later than 40 days prior to the original stated maturity of the note, the trustee for the note will mail to the holder of the note an extension notice, first class, postage prepaid. The extension notice will set forth among other items:

•	the election of Citigroup Funding to extend the stated maturity of such note;

•	the new stated maturity;

•	in the case of a fixed rate note, the interest rate applicable to the extension period;

•	in the case of a floating rate note, the spread, spread multiplier or method of calculation applicable to the extension period; and

•	any provisions for redemption during the extension period, including the date or dates on which, or the period or periods during which, and the price or prices at which, a redemption may occur during the extension period.

Unless otherwise specified in connection with a particular offering of notes, upon the provision by such trustee of an extension notice to the holder of a note, the stated maturity of the note will be extended automatically, and, except as modified by the extension notice and as described in the next paragraph, the note will have the same terms as prior to the mailing of the extension notice. Despite the foregoing and unless otherwise specified in connection with a particular offering of notes, not later than 20 days prior to the original stated maturity of the note, Citigroup Funding may, at its option, revoke the interest rate, or the spread or spread multiplier, as the case may be, provided for in the extension notice for the note and establish for the extension period a higher interest rate, in the case of a fixed rate note, or a higher spread or spread multiplier, in the case of a floating rate note.

Citigroup Funding may so act by causing the trustee for the note to mail notice of the higher interest rate or higher spread or spread multiplier, as the case may be, first class, postage prepaid, to the holder of the note. Unless otherwise specified in connection with a particular offering of notes, the notice will be irrevocable. Unless otherwise specified in connection with a particular offering of notes, all notes for which the stated maturity is extended will bear the higher interest rate, in the case of fixed rate notes, or higher spread or spread multiplier, in the case of floating rate notes, for the extension period, whether or not tendered for repayment.

If so stated in the pricing supplement relating to a particular offering of notes, the holder of a note of which Citigroup Funding elects to extend maturity may have the option of early redemption, repayment or repurchase of such note by Citigroup Funding on the original stated maturity at a price equal to the principal amount of such note, plus interest accrued to that date. In order for a note to be repaid on the old stated maturity once Citigroup Funding has extended its stated maturity, the holder of the note must follow the procedures set forth below under “— Optional Redemption, Repayment and Repurchase” for optional repayment. The period for delivery of the note or notification to the trustee for the note will be at least 25 but not more than 35 days prior to the old stated maturity. A holder who has tendered a note for repayment after an extension notice may give written notice to the trustee for the note to revoke any tender for repayment until the close of business on the tenth day before the original stated maturity.

Combination of Provisions

If so specified in the applicable pricing supplement, any note may be required to comply with all of the provisions, or any combination of the provisions, described above under “— Subsequent Interest Periods,” “— Extension of Maturity” and “— Renewable Notes.”

Book-Entry System

Upon issuance, and unless the rules of DTC state otherwise, all book-entry notes having the same original issue date and otherwise identical terms will be represented by a single global security. Each global security representing book-entry notes will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Book-entry notes will not be exchangeable for certificated notes and, except under the circumstances described in the prospectus under “Description of Debt Securities — Book-Entry Procedures and Settlement — Definitive Notes and Paying Agents,” will not otherwise be issuable as certificated notes.

A further description of DTC’s procedures regarding global securities representing book-entry notes is set forth in the prospectus under “Description of Debt Securities — Book-Entry Procedures and Settlement.”

Optional Redemption, Repayment and Repurchase

The pricing supplement relating to each note will indicate whether such note can be redeemed at the option of Citigroup Funding, in whole or in part prior to its stated maturity. The applicable pricing supplement will also indicate (1) the optional redemption date or dates on which such note may be redeemed and (2) the redemption price at which, together with accrued interest to such optional redemption date, such note may be redeemed on each such optional redemption date.

Unless otherwise specified in connection with a particular offering of notes, at least 30 days prior to the date of redemption, the trustee will mail notice of such redemption, first class, postage prepaid, to the holder of such note. Unless otherwise specified in connection with a particular offering of notes, Citigroup Funding may exercise such option relating to a redemption of a note in part only by notifying the trustee for such note at least 45 days prior to any optional redemption date. In the event of redemption of a note in part only, a new note or notes for the unredeemed portion of such note or notes will be issued to the holder of such note or notes upon the cancellation of such note or notes. The notes, other than amortizing notes, may not be redeemed. The redemption of any subordinated note that is included in Citigroup’s capital may be subject to consultation with the Federal Reserve, which may not acquiesce in the redemption of such note unless it is satisfied that the capital position of Citigroup will be adequate after the proposed redemption.

The pricing supplement relating to each note will also indicate whether the holder of such note will have the option to elect repayment of such note by Citigroup Funding prior to its stated maturity. If so, such pricing supplement will specify (1) the optional repayment date or dates on which such note may be repaid and (2) the optional repayment price. Such optional repayment price is the price at which, together with accrued interest to such optional repayment date, such note may be repaid on each optional repayment date.

In order for a note to be repaid, the trustee for such note must receive, at least 30 but not more than 45 days prior to an optional repayment date:

(1)	such note with the form entitled “Option to Elect Repayment” on the reverse of such note duly completed; or

(2)	a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States setting forth:

•	the name of the holder of such note;

•	the principal amount of such note to be repaid;

•	the certificate number or a description of the tenor and terms of such note;

•	a statement that the option to elect repayment is being exercised; and

•	a guarantee that the note to be repaid with the form entitled “Option to Elect Repayment” on the reverse of such note duly completed will be received by the trustee not later than five business days after the date of such telegram, telex, facsimile transmission or letter.

If the guarantee procedure described in clause (2) above is followed, then such note and form duly completed must be received by the trustee by such fifth business day. Any tender of a note by the holder for repayment, except pursuant to a reset notice or an extension notice, will be irrevocable. The repayment option may be exercised by the holder of a note for less than the entire principal amount of such note, provided, that the principal amount of such note remaining outstanding after repayment is an authorized denomination. Upon such partial repayment, the such will be canceled and a new note or notes for the remaining principal amount will be issued in the name of the holder of such repaid note.

If a note is represented by a global security, DTC’s nominee will be the holder of such note and, therefore, will be the only entity that can exercise a right to repayment. In order to ensure that DTC’s nominee will timely exercise a right to repayment relating to a particular note, the beneficial owner of such note must instruct the broker or other direct or indirect participant through which it holds an interest in such note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC.

Except in the case of an optional redemption by Citigroup Funding at a stated redemption price provided for in the applicable pricing supplement, if Citigroup Funding redeems or repays a note that is an OID note other than an indexed note prior to its stated maturity, then Citigroup Funding will pay the amortized face amount of the note as of the date of redemption or repayment regardless of anything else stated in this prospectus supplement or the accompanying prospectus.

The amortized face amount of a note on any date means the amount equal to:

•	the issue price set forth on the face of the applicable pricing supplement plus

•	that portion of the difference between the issue price and the stated principal amount of the note that has accrued by that date at

(1)	the bond yield to maturity set forth in the applicable pricing supplement, or

(2)	if so specified in the applicable pricing supplement, the bond yield to call set forth on the face of the note.

These computations will be made in accordance with generally accepted United States bond yield computation principles. However, the amortized face amount of a note will never exceed its stated principal amount. The bond yield to call listed in a pricing supplement will be computed on the basis of:

•	the first occurring optional redemption date with respect to such note; and

•	the amount payable on such optional redemption date.

In the event that any such note is not redeemed on such first occurring optional redemption date, the bond yield to call that applies to such note will be recomputed on such optional redemption date on the basis of (1) the next occurring optional redemption date and (2) the amount payable on such optional redemption date.

The bond yield to call will continue to be so recomputed on each succeeding optional redemption date until the note is so redeemed.

Citigroup Funding may at any time purchase notes at any price in the open market or otherwise. Notes so purchased by Citigroup Funding may, at the discretion of Citigroup Funding, be held, resold or surrendered to the trustee for such notes for cancellation.

Other Provisions

The terms in the applicable pricing supplement may modify any provisions relating to:

•	the determination of an interest rate basis;

•	the specification of an interest rate basis;

•	calculation of the interest rate applicable to, or the principal payable at maturity on, any note;

•	interest payment dates; or

•	any other related matters.

Defeasance

The defeasance provisions described in the prospectus will not be applicable to the notes except as set forth in the applicable pricing supplement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following is a summary of the material United States federal income tax considerations that may be relevant to a holder of a note. The summary is based on:

•	laws;

•	regulations;

•	rulings; and

•	decisions now in effect,

all of which may change, possibly with retroactive effect. This summary deals only with holders that will hold notes as capital assets. This summary does not address all of the United States federal income tax considerations that may be relevant to a beneficial owner of notes. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including, without limitation:

•	banks or other financial institutions;

•	tax-exempt entities;

•	insurance companies;

•	regulated investment companies;

•	common trust funds;

•	entities that are treated for United States federal income tax purposes as partnerships or other pass-through entities;

•	controlled foreign corporations;

•	dealers in securities or currencies;

•	traders in securities that elect mark to market;

•	persons that will hold notes as a part of an integrated investment, including a straddle, a synthetic security or hedge or a conversion transaction, comprised of a note and one or more other positions; or

•	United States holders (as defined below) that have a functional currency other than the U.S. dollar.

Any special United States federal income tax considerations relevant to a particular issue of notes, including any indexed notes, dual currency notes or notes providing for contingent payments, will be provided in the applicable pricing supplement. Purchasers of such notes should carefully examine the applicable pricing supplement and should consult with their tax advisors with respect to those notes.

Prospective investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding and disposing of the notes, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

As used in this prospectus supplement, the term United States holder means:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, if United States federal income taxation is applicable to the income of such estate regardless of its source; or

•	a trust, if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions.

As used in this summary, the term “non-United States holder” means a holder who is not a United States holder and the term “United States” means the United States of America, including the fifty states and the District of Columbia, but excluding its territories and possessions.

United States Holders

Payments of Interest

Payments of qualified stated interest, as defined below under “Original Issue Discount,” on a note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States holder’s method of tax accounting.

If such payments of interest are made relating to a note that is denominated in a foreign currency, the amount of interest income realized by a United States holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment (other than exchange gain or loss realized on the disposition of the foreign currency so received). A United States holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency note in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof within the holder’s taxable year; or

•	at the holder’s election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within the accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if that date is within five business days of the last day of the accrual period.

Such an election must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A United States holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss, which will be treated as ordinary income or loss, on the receipt of an interest payment made relating to a foreign currency note if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the notes.

Purchase, Sale and Retirement of Notes

A United States holder’s tax basis in a note generally will equal the cost of that note to such holder

(1)	increased by any amounts includible in income by the holder as original issue discount (“OID”) and market discount (each as described below) and

(2)	reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on the note.

In the case of a foreign currency note, the cost of the note to a United States holder will generally be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a foreign currency note that is traded on an established securities market, a United States holder generally should determine the U.S. dollar value of the cost of the note by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange (1) on the settlement date of the purchase in the case of a United States holder using the cash method of tax accounting and (2) on the trade date, in the case of a United States holder using the accrual method of tax accounting, unless the holder elects to use the spot rate applicable to cash method United States holders. The amount of any subsequent adjustments to a United States holder’s tax basis in a foreign currency note in respect of OID, market discount and premium will be determined in the manner described under “Original Issue Discount,” “Market Discount” and “Notes Purchased at a Premium” below. The conversion of U.S. dollars to another specified currency and the immediate use of the specified currency to purchase a foreign currency note generally will not result in taxable gain or loss for a United States holder.

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a note, a United States holder generally will recognize gain or loss equal to the difference between (1) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income in the manner described above under “Payments of Interest,” and (2) the United States holder’s adjusted tax basis in the note. If a United States holder receives a specified currency other than the U.S. dollar in respect of the disposition of a note, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the note.

In the case of a foreign currency note that is traded on an established securities market, a United States holder that receives a specified currency other than the U.S. dollar in respect of that disposition generally should determine the amount realized (as determined on the trade date) by translating that specified currency into its U.S. dollar value at the spot rate of exchange (1) on the settlement date of the disposition in the case of a United States holder using the cash method of tax accounting and (2) on the trade date, in the case of a United States holder using the accrual method of tax accounting, unless the holder elects to use the spot rate applicable to cash method United States holders. The election available to accrual basis United States holders in respect of the purchase and sale of foreign currency notes traded on an established securities market, discussed above, must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Except as discussed below in connection with foreign currency gain or loss, market discount and short-term notes, gain or loss recognized by a United States holder on the sale, exchange, retirement or other taxable disposition of a note will generally be long term capital gain or loss if the United States holder’s holding period for the note exceeded one year at the time of such disposition.

Gain or loss recognized by a United States holder on the sale, exchange, retirement or other taxable disposition of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held the note.

Original Issue Discount

In General.  Notes with a term greater than one year may be issued with OID for United States federal income tax purposes. Such notes are called OID notes in this prospectus supplement. United States holders generally must accrue OID in gross income over the term of the OID notes on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States holders generally will recognize taxable income in respect of an OID note in advance of the receipt of cash attributable to such income.

OID generally will arise if the stated redemption price at maturity of the note exceeds its issue price by more than a de minimis amount equal to 0.25% of the note’s stated redemption price at maturity multiplied by the number of complete years to maturity. OID may also arise if a note has particular interest payment characteristics, such as interest holidays, interest payable in additional securities or stepped interest. For this purpose, the issue price of a note is the first price at which a substantial amount of notes is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is the sum of all payments due under the note, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID note at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

For each taxable year of a United States holder, the amount of OID that must be included in gross income in respect of an OID note will be the sum of the daily portions of OID for each day during that taxable year or any portion of the taxable year in which such a United States holder held the OID note. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID note. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.

The amount of OID allocable to any accrual period generally will equal (1) the product of the OID note’s adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity (as adjusted to take into account the length of the accrual period), less (2) the amount, if any, of qualified stated interest allocable to that accrual period. The adjusted issue price of an OID note at the beginning of any accrual period will equal the issue price of the OID note, as defined above, (1) increased by previously accrued OID from prior accrual periods, and (2) reduced by any payment made on the note, other than payments of qualified stated interest, on or before the first day of the accrual period.

Foreign Currency Notes.  In the case of an OID note that is also a foreign currency note, a United States holder should determine the U.S. dollar amount includible in income as OID for each accrual period by

•	calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above and

•	translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period, or portion of the accrual period within a United States holder’s taxable year, or, at the United States holder’s election (as described above under “Payments of Interest”), at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within the accrual period if the accrual period spans more than one taxable year, or (2) on the date of receipt, if that date is within five business days of the last day of the accrual period.

All payments on an OID note, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID note, a United States holder will recognize ordinary income or loss measured by the difference between (1) the amount received and (2) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID note. The amount accrued will be determined by using the rate of exchange applicable to such previous accrual.

Acquisition Premium.  A United States holder that purchases an OID note for an amount less than or equal to the remaining redemption amount, but in excess of the OID note’s adjusted issue price, generally is permitted to reduce the daily portions of OID by a fraction. The numerator of this fraction is the excess of the United States holder’s adjusted tax basis in the OID note immediately after its purchase over the OID note’s adjusted issue price. The denominator of the fraction is the excess of the remaining redemption amount over the OID note’s adjusted issue price. For purposes of this prospectus supplement,

•	“acquisition premium” means the excess of the purchase price paid by a United States holder for an OID note over the OID note’s adjusted issue price; and

•	“remaining redemption amount” means the sum of all amounts payable on an OID note after the purchase date other than payments of qualified stated interest.

The notes may have special redemption, repayment or interest rate reset features, as indicated in the applicable pricing supplement. Notes containing such features, in particular OID notes, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of notes with such features should carefully examine the applicable pricing supplement and should consult their tax advisors relating to such notes.

Market Discount

If a United States holder purchases a note, other than a short-term note, for an amount that is less than the note’s stated redemption price at maturity or, in the case of an OID note, for an amount that is less than the note’s revised issue price, i.e., the note’s issue price increased by the amount of accrued OID, the note will be considered to have market discount. The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis OID, described above (in the second paragraph under “Original Issue Discount”). Any gain recognized by the United States holder on the sale, exchange, retirement or other taxable disposition of notes having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by such United States holder.

Alternatively, the United States holder may elect to include market discount in income currently over the life of the note. Such an election will apply to market discount notes acquired by the United States holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States holder elects to accrue the market discount on a constant-yield method. Unless the United States holder elects to include market discount in income on a current basis, as described above, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note.

Market discount on a foreign currency note will be accrued by a United States holder in the foreign currency. The amount includible in income by a United States holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued. This is generally calculated at the spot rate of exchange on the date that the note is disposed of by the United States holder. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of such accrual period within the United States holder’s taxable year.

Short-Term Notes

The rules set forth above also will generally apply to notes having maturities of not more than one year from the date of issuance. Those notes are called short-term notes in this prospectus supplement. Certain modifications apply to these general rules.

First, none of the interest on a short-term note is treated as qualified stated interest. Instead, interest on a short-term note is treated as part of the short-term note’s stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term notes will be OID notes. OID will be treated as accruing on a short-term note ratably, or at the election of a United States holder, under a constant yield method.

Second, a United States holder of a short-term note that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term note in income on a current basis. Such a United States holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such note until the maturity of the note or its earlier disposition in a taxable transaction. In addition, such a United States holder will be required to treat any gain realized on a disposition of the note as ordinary income to the extent of the holder’s accrued OID on the note, and as short-term capital gain to the extent the gain exceeds accrued OID. A United States holder of a short-term note using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A United States holder using the accrual method of tax accounting generally will be required to include OID on a short-term note in income on a current basis.

Third, any United States holder of a short-term note, whether using the cash or accrual method of tax accounting, can elect to accrue the acquisition discount, if any, on the note on a current basis. If such an election is made, the OID rules will not apply to the note. Acquisition discount is the excess of the note’s stated redemption price at maturity over the holder’s purchase price for the note. Acquisition discount will be treated as accruing ratably or, at the election of the United States holder, under a constant-yield method based on daily compounding.

As described above, the notes may have special redemption features. These features may affect the determination of whether a note has a maturity of not more than one year and thus is a short-term note. Purchasers of notes with such features should carefully examine the applicable pricing supplement and should consult their tax advisors in relation to such features.

Notes Purchased at a Premium

A United States holder that purchases a note for an amount in excess of the remaining redemption amount will be considered to have purchased the note at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the United States holder on or after the beginning of the first taxable year to which the election applies. Such election may be revoked only with the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a note by the amount of the premium amortized during its holding period. For a United States holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States holder’s tax basis when the note matures or is disposed of by the United States holder. Therefore, a United States holder that does not elect to amortize premium and holds the note to maturity will generally be required to treat the premium as capital loss when the note matures.

Amortizable bond premium in respect of a foreign currency note will be computed in the specified currency and will reduce interest income in the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such note based on the difference between (1) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the note and (2) the spot rate of exchange on the date on which the United States holder acquired the note. See “Original Issue Discount — Acquisition Premium” above for a discussion of the treatment of a note purchased for an amount less than or equal to the remaining redemption amount but in excess of the note’s adjusted issue price.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of notes. In addition, United States holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the notes. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Under current United States federal income tax law:

•	withholding of United States federal income tax will not apply to a payment on a note to a non-United States holder, provided that,

(1)	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citigroup Funding entitled to vote and is not a controlled foreign corporation related to Citigroup Funding through stock ownership;

(2)	the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements; and

(3)	neither Citigroup Funding nor its paying agent has actual knowledge or reason to know that the beneficial owner of the note is a United States holder.

•	withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a note.

Despite the above, if a non-United States holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States holder maintains a permanent establishment within the United States) and the interest on the notes is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), such non-United States holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such non-United States holder were a United States holder. In addition, a non-United States holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, if certain tax treaties apply, such lower rates as provided) branch profits tax.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States holder within the United States); or

•	the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on a note to a non-United States holder, or to proceeds from the disposition of a note by a non-United States holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States holder and neither Citigroup Funding nor its paying agent has actual knowledge or reason to know to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-United States holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, the amounts of payments made on a note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

PLAN OF DISTRIBUTION

The notes are being offered on a continuous basis by Citigroup Funding through Citigroup Global Markets Inc., or other broker-dealer affiliates of Citigroup Funding, as agents. The agents have agreed to use their reasonable efforts to solicit orders to purchase notes. The agents, Citigroup Funding and Citigroup have signed a global selling agency agreement. The global selling agency agreement has been incorporated by reference in the registration statement of which this prospectus supplement forms a part. Citigroup Funding will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part. An agent will have the right to reject any proposed purchase in whole or in part. Citigroup Funding reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement, the accompanying prospectus or any pricing supplement without notice.

The following table summarizes the aggregate commissions or discounts payable in connection with offerings of the notes. Commissions and discounts will vary depending upon the stated maturity of the notes.

Proceeds,
before expenses,
Public Offering	Agents’ Discounts	to Citigroup
Price	and Commissions	Funding

100%	0.02%-5%	99.98%-95%

Citigroup Funding may also sell notes at a discount to the agents for their own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price. After any initial public offering of notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed.

In addition, the agents may offer and sell notes purchased by it as principal to other dealers. These notes may be sold at a discount which, unless otherwise specified in the applicable pricing supplement, will not exceed the discount to be received by the agents from Citigroup Funding.

Unless otherwise specified in connection with a particular offering of notes, any note purchased by an agent as principal will be purchased at 100% of the principal amount or face amount less a percentage equal to the commission applicable to an agency sale of a note of identical maturity.

Citigroup Funding reserves the right to sell notes directly to investors on its own behalf and to enter into agreements similar to the agency agreement with other parties. No commission will be payable nor will a discount be allowed on any sales made directly by Citigroup Funding.

Unless notes are issued upon the reopening of a prior offering, no note will have an established trading market when issued. Unless otherwise specified in connection with a particular offering of notes, the notes will not be listed on any securities exchange. An agent may make a market in the notes, but no agent is obligated to do so. An agent may discontinue any market-making at any time without notice, at its sole discretion. There can be no assurance of the existence or liquidity of a secondary market for any notes, or that the maximum amount of notes will be sold.

In addition to the notes being offered through the agents as described herein, securities in bearer form that may have terms identical or similar to the terms of the notes may be concurrently offered by Citigroup Funding on a continuous basis outside the United States by one or more broker-dealer affiliates of Citigroup Funding. Such affiliates may also purchase the securities in bearer form as principal for their own account or for resale.

Citigroup Funding estimates that its total expenses for the offering, excluding underwriting commissions or discounts, will be approximately $4,425,500.

An agent, whether acting as agent or principal, may be deemed to be an underwriter within the meaning of the Securities Act of 1933. Citigroup Funding and Citigroup have agreed to indemnify the agents against liabilities relating to material misstatements and omissions, or to contribute to payments that the agents may be required to make relating to these liabilities. Citigroup Funding and Citigroup will reimburse the agents for customary legal and other expenses incurred by them in connection with the offer and sale of the notes.

Unless otherwise specified in connection with a particular offering of notes, payment of the purchase price of the notes will be required to be made in immediately available funds in New York City on the date of settlement.

Concurrently with the offering of notes through the agent as described in this prospectus supplement, Citigroup Funding may issue other securities under the indentures referred to in the prospectus.

The broker-dealer affiliates of Citigroup Funding, including Citigroup Global Markets Inc., are members of FINRA and may participate in offerings of the notes. Accordingly, offerings of the notes in which Citigroup Funding’s broker-dealer affiliates participate will conform with the requirements set forth in NASD Conduct Rule 2720 adopted by FINRA.

This prospectus supplement, the accompanying prospectus and the related pricing supplement may be used by an agent or other affiliates of Citigroup Funding in connection with offers and sales of the notes offered by this prospectus supplement in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. An agent or these other affiliates may act as principal or agent in such transactions.

ERISA MATTERS

A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the offered securities of Citigroup Funding. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

Certain provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts) (collectively, “plans”), from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal or local law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the offered securities should consult with its legal counsel.

Citigroup Funding has affiliates, including insurance company affiliates and broker-dealer affiliates, that provide services to many employee benefit plans. Citigroup Funding and any such affiliate of Citigroup Funding may each be considered a “party in interest” and a “disqualified person” to a large number of plans. A purchase of offered securities of Citigroup Funding by any such plan would be likely to result in a prohibited transaction between the plan and Citigroup Funding.

Accordingly, unless otherwise provided in connection with a particular offering of securities, offered securities may not be purchased, held or disposed of by any plan or any other person investing “plan assets” of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following exemptions (or a similar exemption or exception) applies to such purchase, holding and disposition:

•	Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for transactions with certain service providers (the “Service Provider Exemption”),

•	Prohibited Transaction Class Exemption (“PTCE”) 96-23 for transactions determined by in-house asset managers,

•	PTCE 95-60 for transactions involving insurance company general accounts,

•	PTCE 91-38 for transactions involving bank collective investment funds,

•	PTCE 90-1 for transactions involving insurance company separate accounts, or

•	PTCE 84-14 for transactions determined by independent qualified professional asset managers.

Unless otherwise provided in connection with a particular offering of securities, any purchaser of the offered securities or any interest therein will be deemed to have represented and warranted to Citigroup Funding on each day from the date of its purchase of the offered securities through and including the date of disposition of such offered securities that either:

(a)	it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such securities or interest therein on behalf of, or with “plan assets” of, any such plan;

(b)	its purchase, holding and disposition of such securities are not and will not be prohibited because they are exempted by a statutory exemption or one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14; or

(c)	it is a governmental plan (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of such securities are not otherwise prohibited.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the offered securities with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of offered securities and the availability of exemptive relief under the class exemptions listed above.

Citigroup Funding Inc.

Medium-Term Senior Notes, Series D
Medium-Term Subordinated Notes, Series E

Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.

PROSPECTUS SUPPLEMENT
February 18, 2009

(Including prospectus
dated February 18, 2009)